Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Amendment No. 8 to Form S-1 of our report dated April 28, 2023, except for the effects of the reverse stock split described in Note 13, as to which the date is November 7, 2023, relating to the financial statements of FibroBiologics, Inc. as of and for the years ended December 31, 2022 and 2021, which is included in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
January 24, 2024